UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

DORIAN LPG LTD.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-36437	66-0818228
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (203) 674-9900

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                          Results of Operations and Financial Condition

On October 30, 2015, Dorian LPG Ltd. issued a press release (the "Press Release") relating to its financial results for the three months ended September 30, 2015. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 to Form 8-K, the information under this Item 2.02 and the Press Release shall be deemed to be "furnished" to the Securities and Exchange Commission (the "SEC") and not be deemed to be "filed" with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated October 30, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 30, 2015		DORIAN LPG LTD.
(registrant)

	By:	/s/ Theodore B. Young
Theodore B. Young
Chief Financial Officer

EXHIBIT 99.1

Dorian LPG Ltd. Announces Second Quarter 2016 Financial Results

STAMFORD, CT – October 30, 2015 -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended September 30, 2015.

Highlights – Second Quarter 2016

•	Revenues of $74.9 million
•	Net Income of $41.2 million; Earnings Per Share of $0.72
•	Adjusted EBITDA of $57.7 million*
•	Took delivery of five vessels under our ECO-design VLGC newbuilding program, the Continental, the Constitution, the Commodore, the Cresques, and the Constellation
•	Repurchased 352,100 shares of our common stock for $4.3 million
•	To date, hedged interest rate risk on $464.3 million of debt under our new facility in both bullet and amortizing structures
* See reconciliation of net income to Adjusted EBITDA included in this press release
John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "We took the delivery of five new Eco-design VLGCs this past quarter and are nearing the completion of the build-out of our fleet.  We continue to find prompt employment out of the yard for our newbuildings, which highlights the underlying strength of the VLGC freight market and the success of the Helios LPG pool.  The strong rate environment and our young, quickly-growing fleet have allowed us to generate results ahead of our expectations.  Our cash flow generated from operations has allowed us to repurchase 478,200 shares of our common stock to date for $5.7 million under the board's previously announced authorization of up to $100 million.  Going forward, we anticipate higher profits and cash generated from operations as a result of our larger fleet, assuming continued favorable market conditions.  We will continue to evaluate ways to best return that cash to our investors, underscoring the commitment of both the board and management to increasing shareholder value."

Second Quarter 2016 Results Summary
Revenues of $74.9 million for the three months ended September 30, 2015, which represent net pool revenues—related party, voyage charters and time charters earned by our VLGCs and our pressurized 5,000 cbm vessel, increased $54.6 million, or 268.1%, from $20.4 million for the three months ended September 30, 2014. The increase is primarily attributable to $47.6 million of revenues contributed by eight of our newbuilding VLGCs that were delivered subsequent to September 30, 2014 along with an increase of $4.6 million of revenues related to a VLGC that was delivered at the end of September 2014. An increase of $1.2 million from the three months ended September 30, 2014 to September 30, 2015 was due to an increase in VLGC rates and operating days for four VLGCs operating in both three month periods. The Grendon's revenues increased $1.0 million to $1.2 million on 88 operating days for the three months ended September 30, 2015 from $0.2 million on 14 operating days and 10 days in drydock for the three months ended September 30, 2014.

Voyage expenses were $3.5 million during the three months ended September 30, 2015, a decrease of $0.9 million, from $4.4 million for the three months ended September 30, 2014. This decrease was mainly attributable to a decrease in VLGC bunkers of $1.6 million resulting from lower bunker prices, partially offset by an increase in VLGC port expenses of $0.2 million and other voyage expenses of $0.2 million. The Grendon's voyage expenses increased $0.3 million to $0.6 million on 88 operating days for the three months ended September 30, 2015 from $0.3 million on 14 operating days and 10 days in drydock for the three months ended September 30, 2014.
Vessel operating expenses were $9.5 million during the three months ended September 30, 2015, or $8,663 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period. This was an increase of $4.3 million from $5.2 million for the three months ended September 30, 2014. Vessel operating expenses per calendar day decreased $3,101 from $11,764 for the three months ended September 30, 2014 to $8,663 for the three months ended September 30, 2015. The gross increase was primarily the result of an increase in the number of vessels operating in our fleet during the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The decrease in vessel operating expenses per day of $3,101 is primarily attributable to lower costs per day related to additional crew on our expanded operating VLGC fleet in anticipation of newbuilding deliveries and the reduced operating cost of our ECO-design VLGCs compared to the 82,000 cbm VLGCs in our fleet. The Grendon's vessel operating expenses decreased $0.4 million to $0.6 million for the three months ended September 30, 2015 from $1.0 million for the three months ended September 30, 2014 due mainly to a decrease in repairs and maintenance of $0.3 million and spares of $0.1 million.
Depreciation and amortization was $8.3 million for the three months ended September 30, 2015, an increase of $5.3 million from $3.0 million for the three months ended September 30, 2014 that mainly relates to depreciation expense for our additional operating vessels.
General and administrative expenses were $5.3 million for the three months ended September 30, 2015, an increase of $1.0 million from $4.3 million for the three months ended September 30, 2014, mainly due to an increase of $1.0 million for certain non-capitalizable costs incurred prior to vessel delivery. General and administrative expenses for the three months ended September 30, 2015 were comprised of $2.2 million of salaries and benefits, $1.3 million for costs to prepare new vessels for operations, $0.9 million of stock-based compensation, and $0.9 million of other general and administrative expenses.
Interest and finance costs amounted to $0.9 million for the three months ended September 30, 2015, an increase of $0.9 million from less than $0.1 million for the three months ended September 30, 2014. The increase of $0.9 million during this period was mainly due to a $1.0 million increase in interest incurred on our long-term debt, amortization and other financing expenses from $0.8 million in the three months ended September 30, 2014 to $1.8 million in the three month period ended September 30, 2015. These increases were offset somewhat by a $0.1 million increase in capitalized interest from $0.8 million in the three months ended September 30, 2014 to $0.9 million in the three months ended September 30, 2015. The average indebtedness during the three months ended September 30, 2015 was $415.3 million compared to $125.8 million during the three months ended September 30, 2014. The outstanding balance of our long term debt as of September 30, 2015 was $528.3 million.
Gain/(loss) on derivatives, net, amounted to a net loss of approximately $6.3 million for three months ended September 30, 2015, compared to a net gain of $0.3 million for the three months ended September 30, 2014. The net loss on derivatives for the three months ended September 30, 2015 was comprised of an unrealized loss of $5.1 million from the changes in the fair value of the interest rate swaps primarily from new swaps entered into during the period, and a realized loss of $1.2 million. For the three months ended September 30, 2014, the net gain on derivatives was primarily comprised of an unrealized gain of $1.7 million from the changes in the fair value of the interest rate swaps, partially offset by a realized loss of $1.4 million.
During the quarter, we repaid $7.5 million of bank debt under our loan facilities and we finished the quarter with $80.3 million of unrestricted cash. As of September 30, 2015, we had $405.5 million of remaining payments due under our VLGC Newbuilding Program.

Market Outlook Update
As of Oct 28, 2015, according to industry sources, global LPG waterborne liftings were estimated at 66.3 million metric tons, up approximately 8% compared to the same period in 2014.  The U.S. accounted for 25% of global supply, up from 19% for all of 2014 and 15% for 2013.  For U.S. exports, Asia continues to account for approximately 28-30% of total shipments, with South and Central America accounting for 41%, and Europe and the Mediterranean accounting for the remaining 29%.  The strong demand from customers in Asia and the Far East has contributed to high VLGC fleet utilization and spot market rates.  China, India, Indonesia, and Vietnam continue to be among the leading importers of LPG.

Propane and Butane prices have recovered both in the Arabian Gulf and the U.S. Gulf recently adding to inventories as we are moving into the high demand season for LPG. This may signal winter season expectations by exporters adding to their inventories and traders anticipation of the market front month requirements.  U.S. Gulf LPG inventories have reached levels above 100 million barrels, most likely indicating increases in export terminal storage capacity and continued NGL production.  The continuation of very strong export growth of LPG as seen in the last few months from the US Gulf combined with the new LPG export terminal capacity expected to come on stream in early 2016 from Enterprise Products, Sunoco Nederland and Marcus Hook as well as the Petrogas terminal at Ferndale, WA, will likely offset some of these high inventory volumes over the coming months.
While these factors continue to support strong fundamental demand for LPG and LPG shipping, there can be no assurances that such trends will continue or that anticipated future freight rates, export capacity, or export volumes will materialize.

Seasonality
Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The liquefied gas carrier market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. As a result, demand for our vessels may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12‑month time charter rates tend to smooth these short‑term fluctuations. To the extent any of our time charters expires during the relatively weaker quarters ending December 31 and March 31, it may not be possible to re‑charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off‑hire time for our vessels, which may adversely impact our business, financial condition and operating results.
Fleet
Each of our newbuildings will be an ECO‑design vessel incorporating advanced fuel efficiency and emission‑reducing technologies. Upon completion of our VLGC Newbuilding Program in February 2016, as scheduled, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 11.0 years.
The following table sets forth certain information regarding our vessels as of October 28, 2015:
	Capacity (Cbm)	Shipyard	Sister Ships	Year Built/ Estimated Delivery(1)	ECO Vessel(2)	Employment(3)	Charter Expiration(1)
OPERATING FLEET
VLGCs
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP	82,000	Hyundai	A	2007	—	Spot	—
Captain Markos NL (4)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Comet (5)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2019
Corsair (6)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Spot	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Spot	—
Cobra (7)	84,000	Hyundai	B	2015	X	Pool	Q3 2016
Continental	84,000	Hyundai	B	2015	X	Pool	—
Constitution	84,000	Hyundai	B	2015	X	Pool	—
Commodore	84,000	Hyundai	B	2015	X	Pool	—
Constellation	84,000	Hyundai	B	2015	X	Pool	—
Cresques	84,000	Daewoo	C	2015	X	Pool	—
Clermont	84,000	Hyundai	B	2015	X	Pool	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool	—
PGC
Grendon	5,000	Higaki		1996	—	Spot	—
NEWBUILDING VLGCs
Cratis	84,000	Daewoo	C	Q4 2015	X	—	—
Chaparral	84,000	Hyundai	B	Q4 2015	X	—	—
Commander	84,000	Hyundai	B	Q4 2015	X	—	—
Copernicus	84,000	Daewoo	C	Q4 2015	X	—	—
Challenger	84,000	Hyundai	B	Q4 2015	X	—	—
Caravelle	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000

_______________________
(1)	Represents calendar year quarters.
(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(3)
"Pool" indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenue of the pool calculated according to a formula based on the vessel's pro rata performance in the pool.

(4)	Currently on time charter with an oil major that began in December 2014.
(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)	Currently on a time charter with an oil major within the Helios Pool that began in July 2015.

Financial Information

The following table presents our selected financial data and other information as of and for the three and six months ended September 30, 2015, as of March 31, 2015, and for the three and six months ended September 30, 2014.
	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Statement of Operations Data
Revenues	$74,946,432	$20,358,211	$110,588,892	$36,212,051
Expenses
Voyage expenses	3,541,546	4,357,560	7,064,619	7,143,558
Vessel operating expenses	9,459,889	5,187,845	16,213,975	8,670,968
Management fees‑related party	—	—	—	1,125,000
Depreciation and amortization	8,303,555	3,034,138	13,160,982	5,501,080
General and administrative expenses	5,281,535	4,302,218	12,495,815	5,094,724
Total expenses	26,586,525	16,881,761	48,935,391	27,535,330
Operating income	48,359,907	3,476,450	61,653,501	8,676,721
Other income/(expenses)
Other income—related party	383,643	—	767,285	—
Interest and finance costs	(931,329)	(37,452)	(1,067,129)	(215,992)
Interest income	49,259	134,273	114,844	241,628
Gain/(loss) on derivatives, net	(6,341,763)	342,309	(6,199,368)	(1,045,835)
Loss on disposal of assets	—	—	(105,549)	—
Foreign currency gain/(loss), net	(306,453)	(146,903)	(297,437)	(220,596)
Total other income/(expenses), net	(7,146,643)	292,227	(6,787,354)	(1,240,795)
Net income	$41,213,264	$3,768,677	$54,866,147	$7,435,926
Earnings per common share, basic and diluted	$0.72	$0.07	$0.96	$0.13
Other Financial Data
Adjusted EBITDA(1)	$57,655,360	$7,256,230	$77,161,163	$14,965,356
Fleet Data
Calendar days(2)	1,092	441	1,754	805
Available days (3)	1,066	388	1,714	752
Operating days(4)	1,045	350	1,624	683
Fleet utilization(5)	98.0%	90.2%	94.7%	90.8%
Average Daily Results
Time charter equivalent rate(6)	$68,330	$45,716	$63,746	$42,560
Daily vessel operating expenses(7)	$8,663	$11,764	$9,244	$10,771

(in U.S. dollars)	As of September 30, 2015	As of March 31, 2015
Balance Sheet Data
Cash and cash equivalents	$80,344,476	$204,821,183
Restricted cash, non‑current	42,012,789	33,210,000
Total assets	1,488,373,192	1,099,101,270
Current portion of long-term debt	42,360,541	15,677,553
Long-term debt – net of current portion	485,927,672	184,665,874
Total liabilities	562,846,360	225,887,011
Total shareholders' equity	925,526,832	873,214,259

(1)
Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income before interest and finance costs, (gain)/loss on derivatives, net, stock compensation expense, impairment, loss on disposal of assets and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income	$41,213,264	$3,768,677	$54,866,147	$7,435,926
Interest and finance costs	931,329	37,452	1,067,129	215,992
(Gain)/loss on derivatives, net	6,341,763	(342,309)	6,199,368	1,045,835
Stock-based compensation expense	865,449	758,272	1,761,988	766,523
Depreciation and amortization	8,303,555	3,034,138	13,160,982	5,501,080
Loss on disposal of assets	—	—	105,549	—
Adjusted EBITDA	$57,655,360	$7,256,230	$77,161,163	$14,965,356

(2)
We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)
We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)
We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire.

(5)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)
Time charter equivalent rate, or TCE rate, is a measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company's performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide the sum of revenues net of voyage expenses by operating days for the relevant time period.

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

Conference Call
A conference call to discuss the results will be held today, October 30, 2015 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The pass code for the replay is 13623535. The replay will be available through November 6, 2015.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates 16 modern VLGCs and one pressurized LPG vessel. In addition, Dorian LPG has six ECO-design VLGC newbuildings under construction. Dorian LPG has offices in Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements
This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.
Contact Information
Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com